Exhibit 10.45

EXECUTION VERSION
NOTE EXCHANGE AGREEMENT

Note Exchange Agreement dated February 21, 2014 (the “Exchange Agreement”) between Wolverine Flagship Fund Trading Limited (the “Holder”), Pulse Electronics Corporation, a corporation organized under the laws of the State of Pennsylvania (the “Company”), and Pulse Electronics (Singapore) Pte. Ltd. (the “Singapore Borrower”).

In consideration of the mutual promises, representations, warranties and covenants herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Holder, the Company and the Singapore Borrower agree as follows:

1.                    Exchange of Notes. Subject to the terms and conditions of this Exchange Agreement, the Holder agrees to irrevocably exchange the amount of the Company’s 7.00% Convertible Senior Notes due 2014 (the “Notes”) set forth on Schedule I hereto for one or more of the following (the “Exchange Transaction”) in the respective amounts as set forth on Schedule I hereto (the “Consideration”): (i) shares (the “Shares”) of the Company’s common stock, par value $0.125 per share (the “Common Stock”), (ii) indebtedness under the Term B Loans (as such term is defined in the Credit Agreement (the “Credit Agreement”) dated as of February 28, 2008, as amended and restated as of February 19, 2009, and further amended and restated as of August 5, 2011, as further amended and restated as of March 9, 2012, as further amended and restated as of November 7, 2012, as further amended as of November 19, 2012, as further amended as of March 13, 2013, and as further amended by that certain Third Letter Agreement dated as of February 21, 2014 (the "Third Letter Agreement") among the Company, the Singapore Borrower, the lenders party thereto and Cantor Fitzgerald Securities, as administrative agent (the “Administrative Agent”) and (iii) cash.

2.                   The Closing. Subject to the satisfaction or written waiver of the conditions set forth in Section 9, the closing of the Exchange Transaction (the “Closing”) shall take place at the offices of Dentons US LLP, 1221 6th Avenue, New York, NY 10020, at 10:00 a.m. New York time on February 21, 2014 or such other time and place as the parties may mutually agree.

3.                    Mechanics of Exchange. The Holder shall have provided the Company with a brokerage statement or other written evidence dated as of the date hereof verifying that the Holder is the beneficial owner of the amount of Notes set forth on Schedule I hereto.  At the Closing, the Holder shall deliver its Notes to Wells Fargo Bank N.A. via the Depository Trust Company's DWAC system for CUSIP No. 74586WAA4.  Simultaneous thereto, the Company and the Singapore Borrower shall deliver (or otherwise give effect to) the Consideration in exchange for the Holder’s Notes whereupon such Notes shall be deemed automatically cancelled.  The Exchange Transaction shall be deemed to be in full satisfaction of the Company’s obligations (including all outstanding principal and accrued interest thereon) under the Holder’s Notes, and all rights of the Holder under (i) such Notes and (ii) the related Indenture dated December 22, 2009 (the “Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee, shall be terminated in full.

4.                    Accrued and Unpaid Interest.  All accrued and unpaid interest due to Holder with respect to the Notes shall be paid in cash by the Company at the Closing.

5.                    Representations and Warranties of the Company. The Company represents and warrants to the Holder that:

(a)                The Company is duly authorized, validly existing, and in good standing under the laws of Pennsylvania, with full power and authority to conduct its business as it is currently being conducted and to own its assets.

(b)                The Shares to be issued at the Closing will, when issued and delivered in accordance with the terms set forth in this Exchange Agreement, be validly issued, fully paid and nonassessable.

(c)                 The issuance by the Company of the Shares is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).  The Company is not, and has never been, an issuer identified in, or subject to, Rule 144(i) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.

(d)                The Company has entered into exchange agreements relating to the Company’s 7.00% Convertible Senior Notes due 2014 (the “Other Exchange Agreements”) for the exchange of Notes held by other parties that when taken together with this Exchange Transaction (collectively, the “Collective Transactions”) relate to the participation of, and exchange for, at least 90% of the aggregate principal amount of  the outstanding Notes as of the date hereof.

(e)                 The Company has executed (i) the Third Amendment relating to the Investment Agreement (the “Investment Agreement”), dated as of November 7, 2012 as amended on March 11, 2013, and as further amended on April 5, 2013, among the Company, Technitrol Delaware, Inc., the Singapore Borrower, OCM PE Holdings, L.P. and certain of its affiliated funds (collectively, “Oaktree”) (in the form attached hereto as Exhibit A) and (ii) the Third Letter Agreement (in the form attached hereto as Exhibit B).

(f)                 The Company has the corporate power and authority to execute, deliver and perform its obligations under this Exchange Agreement, the Other Exchange Agreements, the Credit Agreement, the Investment Agreement and all other ancillary documents thereto (collectively, the “Transaction Documents”) and to issue, exchange and deliver the Consideration to the Holder.

(g)                 The execution and delivery by the Company of the Transaction Documents does not, and the consummation of the transactions contemplated by the Transaction Documents will not (i) result in a violation of any of the organizational documents of the Company (including, without limitation, any terms of any preferred stock contained therein) or any of its subsidiaries, any capital stock of the Company or any of its subsidiaries or bylaws of the Company or any of its subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, other than with respect to Article 3 of the Indenture or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of The New York Stock Exchange) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, except, with respect to clauses (ii) and (iii) of this Subsection (g), for such conflicts, violations and defaults that would not (x) result in a Material Adverse Change, as defined herein, or (y) adversely affect the rights of the Holder under the Transaction Documents.

(h)                Each of the Transaction Documents has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Holder, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

(i)                  Based on the Holder's representation in Section 7(a)(vii), for the purposes of Rule 144 promulgated under the Securities Act, the Company acknowledges and agrees that the holding period of the Notes (which the Company acknowledges commenced December 22, 2009) may be tacked onto the holding period of the Shares, and the Company agrees not to take a position contrary thereto or inconsistent therewith.  Subject to the satisfaction or written waiver of the conditions precedent in Section 9 and the Company’s receipt of the legal opinion as set forth in  Section 10(b), the Company shall take all actions necessary to issue the Shares without restriction and not containing any restrictive or other legend without the need for any action by the Holder, and the Company shall not issue any stop-transfer order, instruction or other restriction with respect to the Shares.

6.                    Representations and Warranties of the Singapore Borrower.  The Singapore Borrower represents and warrants to the Holder that:

(a)                 Each of the Transaction Documents that the Singapore Borrower is party to has been duly executed and delivered by the Singapore Borrower and, assuming the due authorization, execution and delivery by the Holders, constitutes a legal, valid and binding obligation of the Singapore Borrower, enforceable against the Singapore Borrower in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

(b)                The execution and delivery by the Singapore Borrower of the Transaction Documents that it is party to, does not, and the consummation of the transactions contemplated by such Transaction Documents will not (i) result in a violation of any of the organizational documents of the Singapore Borrower or any of its subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Singapore Borrower or any of its subsidiaries is a party, other than with respect Article 3 of the Indenture or (iii) result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Singapore Borrower or any of its subsidiaries or by which any property or asset of the Singapore Borrower or any of its subsidiaries is bound or affected, except, with respect to clauses (ii) and (iii) of this Subsection (b), for such conflicts, violations and defaults that would not (x) have a Material Adverse Change, as defined herein, or (y) adversely affect the rights of the Holder under the Transaction Documents.

(c)                The Transaction Documents evidencing the portion of the Consideration comprised of Term B Loans will have been duly authorized and, when delivered pursuant to the terms set forth in this Exchange Agreement and the Credit Agreement, will have been duly executed and delivered and will constitute valid and legally binding obligations of the Singapore Borrower, enforceable in accordance with their terms, subject as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

(d)                The procedures to permit the giving of financial assistance by the Singapore Borrower and any of the Company’s other applicable Subsidiaries incorporated, organized or established under the laws of Singapore (or any other applicable Subsidiary) under Section 76 of the Companies Act, Chapter 50 of Singapore have been duly complied with and completed by the Singapore Borrower and such other Subsidiaries in connection with the transactions contemplated by this Exchange Agreement and the Collective Transactions.

7.                    Representations and Warranties of the Holder. The Holder represents, warrants and covenants with, the Company that:

(a)                 General.

(i)               The Holder has all requisite authority to exchange the Notes for the Consideration, enter into this Exchange Agreement and to perform all the obligations required to be performed by the Holder hereunder, and the Exchange Transaction will not contravene any law, rule or regulation binding on the Holder or any investment guideline or restriction applicable to the Holder.

(ii)             The Holder represents that the Notes being exchanged by it pursuant to this Exchange Agreement represent all Notes held or beneficially owned by the Holder, and covenants that, from and after the date hereof to the Closing, it shall not sell, offer to sell, contract to sell, grant any option for the sale of, grant any security interest in, pledge, hypothecate, or otherwise sell or dispose of any of the Notes or any interest therein.

(iii)            The Holder is organized under the laws of the jurisdiction set forth on the signature page hereto and, if applicable, is not acquiring the Shares or acting as a nominee or agent or otherwise for any other person or entity.

(iv)           The Holder understands and acknowledges that the Company is executing Other Exchange Agreements for the exchange of Notes held by other parties, and the consideration offered under any such Other Exchange Agreement may be different than the Consideration.

(v)            The execution and delivery by the Holder of the Transaction Documents does not, and the consummation of the transactions contemplated by the Transaction Documents will not, conflict with, or result in any violation of the Holder’s Certificate of Incorporation, By-laws or other similar organizational documents or any material contracts and agreements to which it is a party.

(vi)           Each of the Transaction Documents has been duly executed and delivered by the Holder and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether considered in a proceeding at law or in equity.

(vii)          The Holder (i) acquired the Notes in a transaction exempt from registration under the Securities Act; (ii) the Holder’s holding period for the Notes exceeds one year as calculated under Rule 144(d) under the Securities Act and full consideration for the Notes was paid to the Company more than one year prior to the date hereof, and (iii) the Holder is not now an “affiliate” of the Company, as such term is defined in Rule 144(a)(1) of the Securities Act, nor has such the Holder been an affiliate thereof during the preceding three months.

(b)                Information Concerning the Company.

(i)             The Holder has access to and reviewed all documents, reports and other filings filed since January 1, 2013 by the Company with the Commission and publicly available on the Commission’s Electronic Data-Gathering, Analysis, and Retrieval system, as well as this Exchange Agreement, the Credit Agreement, and the Investment Agreement, and is aware of (i) the existence of certain defaults or events of default under the Credit Agreement, some of which are being waived or are being made subject to a forbearance agreement, all in accordance with the terms set forth in Section 2 of the Third Letter Agreement relating to certain amendments of and waivers under the Credit Agreement (among the parties to the Credit Agreement), (ii) the amendments being made to certain tax gross up provisions in the Credit Agreement, in effect excluding Singapore withholding taxes (imposed with respect to the Singapore Borrower’s interest payments to the Lenders) from being deemed Indemnified Taxes and, thus, reducing the scope of yield protection available to the Lenders under the Credit Agreement, all in accordance with the terms set forth in Section 1.3 of the Third Letter Agreement, and (iii) the payment of the PIK Amendment Payment to the Lenders party to the Third Letter Agreement (equal to 1.5% of the Term Loans outstanding as of the date the Third Letter Agreement becomes effective), all in accordance with the terms set forth in Section 5 of the Third Letter Agreement.  The Holder has received and reviewed such other information as it has deemed necessary or appropriate concerning the Company any other matters relevant to its decision to exchange its Notes for the Consideration.

(ii)            The Holder and its professional advisors have had access to such financial and other information concerning the Company as they have deemed necessary in connection with its decision to exchange the Notes, have been afforded the opportunity to obtain any information necessary to verify the accuracy of any information set forth in the Transaction Documents, have had all of its inquiries answered to its satisfaction, and have been furnished with such other information that the Holder requested relating to the Company and the Consideration.

(iii)           The Holder understands that no federal or state agency has passed upon the merits or risks of this Exchange Transaction or made any finding or determination concerning the fairness or advisability of this Exchange Transaction.

(iv)           The Holder acknowledges the Company cannot provide the Holder with any assurance that following the consummation of the Collective Transactions, the Company will be able to satisfy and maintain the continuing listing standards of the New York Stock Exchange (“NYSE”) or that the Common Stock will continue to be listed for trading on the NYSE or be registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)                Non-reliance.

(i)              The Holder confirms that it is not relying on any communication (written or oral) of the Company as investment advice or as a recommendation to exchange the Notes for the Consideration. The Holder understands that the information and explanations provided by the Company to the Holder, including any information in the Transaction Documents, shall not be considered investment advice or a recommendation to exchange the Notes for the Consideration, and that neither the Company nor any of its affiliates is acting or has acted as an advisor to the Holder.  The Holder acknowledges that the Company has made no representation regarding the proper characterization of the Consideration for purposes of determining the Holder’s authority to exchange the Notes.

(ii)              The Holder confirms that the Company has not (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) regarding the Exchange Transaction or (B) made any representation to the Holder regarding the legality of the Exchange Transaction under applicable legal investment or similar laws or regulations. In deciding to exchange the Notes for the Consideration, the Holder is not relying on the advice or recommendations of the Company and the Holder has made its own independent decision that the Exchange Transaction is suitable and appropriate for the Holder.

(d)                Status of the Holder.

(i)              The Holder has such knowledge, skill and experience in business, financial and investment matters that the Holder is capable of evaluating the merits and risks of the Exchange Transaction. With the assistance of the Holder’s own professional advisors the Holder has made its own legal, tax, accounting and financial evaluation of the merits and risks of the Exchange Transaction and the consequences of this Exchange Agreement. The Holder has considered the suitability of the Consideration as an investment in light of the Holder’s own circumstances and financial condition and the Holder is able to bear the risks associated with such an investment, including a total loss of its investment.

(ii)            The Holder is an “accredited investor” as defined in Rule 501 under the Securities Act. The Holder is acquiring the Securities without having been offered or sold the Securities by any form of “general solicitation” or “general advertising,” in each case within the meaning of Rule 502 of Regulation D under the Securities Act.

(iii)            The Holder agrees to furnish any additional information reasonably requested by the Company to assure compliance with applicable laws in connection with the Exchange Transaction.

(iv)            To the best of the Holder’s knowledge, neither the Holder, nor any person having a direct or indirect beneficial interest in the Consideration to be acquired, appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, nor are they otherwise a party with which the Company is prohibited from dealing under the laws of the United States.

(v)            The Holder, prior to the issuance of Shares at Closing, does not have an ownership interest equal to or greater than either (A) 5% of the number of Shares of Common Stock of the Company, or (B) 5% of the voting power outstanding of the Company.

(e)                 Restrictions on Transfer or Sale of Shares.

(i)              The Holder acknowledges that the Shares that will be issued to the Holder as part of the Exchange Transaction as provided herein have not been registered for sale under the Securities Act.

(ii)            The Holder is acquiring the Shares solely for the Holder’s own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Shares. The Holder understands that the Shares have not been registered under the Securities Act or any securities, “blue sky” or other similar laws of any state of the United States (the “State Securities Laws”) by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Holder and of the other representations made by the Holder in this Exchange Agreement. The Holder understands that the Company is relying upon the representations and agreements contained in this Exchange Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

(iii)            The Holder understands that the Shares are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Commission provide in substance that the Holder may dispose of the Shares only pursuant to an effective registration statement under the Securities Act or an exemption therefrom.  Accordingly, until such time as the Shares have been registered under the Securities Act, the Holder understands and agrees that the Shares may not be reoffered, resold, pledged or otherwise transferred except: (A) pursuant to an exemption from registration under the Securities Act and (B) in accordance with any applicable state securities laws.

(iv)          The Holder understands and acknowledges that the representations and warranties contained herein may be required in connection with the securities laws of the United States and that the Company will be relying on these representations and warranties.  The Holder irrevocably authorizes the Company to rely upon these representations and to produce this Exchange Agreement to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(v)            The Holder agrees that the transferability of the Shares are subject to the terms and conditions of that certain contained in the Orderly Sales Provision as set forth in Schedule I hereto.

8.                    Release from Claims.  Effective upon Closing, Holder, its affiliates, successors and assigns hereby releases and discharges the Company from any and all claims the Holder may have now, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that the Holder is entitled to receive any principal or interest payments with respect to the Notes (except as specifically provided in this Exchange Agreement) or to participate in the mandatory repurchase of the Notes by the Company upon a Fundamental Change (as such term is defined in the Indenture) or any redemption or defeasance of the Notes.

SECTION 1542 OF THE CALIFORNIA CIVIL CODE PROVIDES: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”  BY EXECUTING THIS DOCUMENT, EACH HOLDER IS EXPRESSLY ACKNOWLEDGING AND AGREEING, HOWEVER, THAT THIS RELEASE IS INTENDED TO INCLUDE NOT ONLY CLAIMS THAT ARE KNOWN, BUT ALSO THOSE THAT ARE NOT KNOWN OR SUSPECTED TO EXIST, AND ARE HEREBY WAIVING ALL RIGHTS AFFORDED BY SECTION 1542 OF THE CALIFORNIA CIVIL CODE.

9.                    Conditions to the Obligations of the Holder and the Company. The obligations of the Holder to exchange the Notes for the Consideration, and for the Company to deliver the Consideration, are subject to the satisfaction or written waiver at or prior to the Closing of the following conditions precedent:

(a)                The representations and warranties of the Holder contained in Section 7 and of the Company and the Singapore Borrower contained in Sections 5 and 6, respectively, shall be true and correct as of the Closing in all material respects (except with respect to representations and warranties that contain a materiality qualification, which shall be true and correct in all respects) with the same effect as though such representations and warranties had been made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are true and correct as of such date), and each of the Holder, the Company, and the Singapore Borrower shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required to be performed, satisfied or complied with at or prior to the Closing Date.  The Holder shall have received a certificate, executed by duly authorized officers of the Company and the Singapore Borrower, dated as of the Closing Date, with respect to the matters set forth in this Section 9(a) and as to such other matters as may be reasonably requested by the Holder and in the form reasonably acceptable to the Holder.

(b)                The Company shall have obtained any and all consents, actions, approvals, permits and waivers necessary for consummation of the Collective Transactions and made all filings required by the Pennsylvania Business Corporation Law, federal securities laws, and the rules of the NYSE.

(c)                The Collective Transactions shall relate to at least 90% of the aggregate principal amount of the outstanding Notes as of the date of the Closing, all conditions precedent set forth in the Collective Transactions shall have been satisfied or waived, and the Collective Transactions shall close simultaneously with the Closing.

(d)                An amendment to the Company's Series A Preferred Stock Certificate of Designation shall have been filed with the Pennsylvania Department of State to provide for the automatic conversion of the Company's outstanding Series A Preferred Stock into Common Stock immediately following the Closing.

(e)                The consummation of the Exchange Transaction and the Collective Transactions shall be in compliance with the terms of the Investment Agreement and the Credit Agreement, each as amended as of the closing of the Collective Transaction, and shall not cause any Default or Event of Default (as such terms are defined in the Credit Agreement) under the Credit Agreement that has not been otherwise waived by the Lenders (as such terms are defined in the Credit Agreement).

(f)                 From the date hereof through the date of the Closing, there shall not have been any occurrence of a Material Adverse Change.  For the purposes of this section,” Material Adverse Change” shall mean any event, circumstance, change or effect that, individually or in the aggregate, is materially adverse to the business, condition (financial or otherwise), assets, liabilities, prospects or results of operations of the Company and its subsidiaries, taken as a whole.

(g)                Each of the Company, the Singapore Borrower, and the Holder shall have performed and complied in all material respects with all covenants and agreements required by this Exchange Agreement to be performed by it on or prior to the Closing.

(h)                The Company and the Administrative Agent (as defined in the Credit Agreement) shall have received and accepted the Holder’s fully executed Lender Joinder Agreement (as defined in the Credit Agreement) and any and all other agreements, instruments or documents that are necessary to (i) qualify the Holder as a Lender under the Credit Agreement in accordance with the terms specified therein, and (ii) permit the Administrative Agent to record in the Register (as defined in the Credit Agreement) the name and address of the Holder, and such Holder’s commitments and principal amount of loans owing to it under the Credit Agreement.

(i)                  The Company shall have obtained approval of the NYSE to list the Shares.

(j)                  Each of the closing deliverables set forth in Section 10 shall have been delivered by the relevant party at the Closing.

10.                 Closing Deliverables.    At the Closing:

(a)                The Company shall issue irrevocable instructions to its transfer agent and any subsequent transfer agent in the form attached hereto as Exhibit D (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company, registered in the name of the Holder or its respective nominee(s), for the portion of the Consideration consisting of Shares. The Company represents and warrants that no instruction other than the Irrevocable Transfer Agent Instructions referred to in this Section 10 will be given by the Company to its transfer agent with respect to the Shares, and that, subject to applicable law, the Shares shall otherwise be freely transferable on the books and records of the Company, as applicable, to the extent provided in this Exchange Agreement.

(b)                Holder’s legal counsel, which shall be Holder’s internal legal counsel or a nationally or regionally recognized law firm, shall deliver an opinion addressed to the Company and its common stock transfer agent, in the form set forth in Exhibit E.

(c)                The Company shall deliver to the Administrative Agent, a Compliance Certificate, a copy of which is attached hereto as Exhibit F.  Such copy of the Compliance Certificate attached hereto shall be redacted to exclude Schedule 2 thereof.  The Holder shall be entitled to rely on such Compli ance Certificate as if it was delivered to the Holder.

11.                 Termination.  In the event that the Closing has not been consummated on or before February 27, 2014, this Exchange Agreement shall be terminated and deemed to be null and void ab initio and the Holder’s Notes shall be reinstated as if this Exchange Agreement never existed.

12.                  Confidentiality.  All data, reports, records and other information of any kind provided by the Company to the Holder in connection with the Exchange Transaction shall be treated by the Holder as confidential, including, but not limited to, the Consideration, and the Holder shall not reveal such confidential information to third parties without the prior written consent of the Company. Confidential information that is available or that becomes available in the public domain, other than through a breach of this provision by a party, shall no longer be treated as confidential information.  The foregoing restrictions shall not apply to the disclosure of confidential information to any affiliate, employee, consultants or professional agent of the Holder; it being understood further that in such case, only such confidential information that such third party shall have a legitimate need to know, shall be disclosed, and the person to whom such disclosure is made shall first undertake in writing to protect the confidential nature of such information, at least to the same extent as the Holder is obliged under this clause.

13.                  Disclosure of Transactions and Other Material Information.  The Company shall (x) on or before 8:30 a.m., New York time, on the first (1st) business day after the date of this Exchange Agreement, issue a press release (the “Press Release”) disclosing all the material terms of the transactions contemplated by this Exchange Agreement and the Other Exchange Agreements and (y) on or before 8:30 a.m., New York time, on the second (2nd) Business Day after the date of this Exchange Agreement, file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Exchange Agreement and the Other Exchange Agreements in the form required by the Exchange Act (the “8-K Filing”).  The Company shall provide drafts of the Press Release and 8-K Filing to the Holder prior to issuance or filing thereof and shall consider in good faith any comments on the drafts made by the Holder.  From and after the issuance of the Press Release, the Company shall have disclosed all material, non-public information (if any) delivered to the Holder by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated by this Exchange Agreement. Except as otherwise required pursuant to the Credit Agreement, the Company shall not, and the Company shall cause each of its officers, directors, employees and agents, not to, provide Holder with any material, non-public information regarding the Company from and after the issuance of the Press Release without the express prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion).  Subject to applicable law, without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), the Company shall not disclose the name of the Holder in any filing, announcement, release or otherwise.

14.                 Tax Treatment.  The Company and the Holder agree to treat for U.S. federal, state, and local tax purposes the Exchange Transaction as a transfer by the Company of the Consideration to the Holder in exchange for and in satisfaction of the Notes held by the Holder.

15.                 Waiver, Amendment. Neither this Exchange Agreement nor any provisions hereof shall be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

16.                 Assignability. Neither this Exchange Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the Holder without the prior written consent of the other party, and any assignment without such consent shall be void ab initio.

17.                Waiver of Jury Trial. THE HOLDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS EXCHANGE AGREEMENT.

18.                 Submission to Jurisdiction. With respect to any suit, action or proceeding arising out of the transactions contemplated by this Exchange Agreement, the Holder irrevocably submits to the exclusive jurisdiction of the federal or state courts located in the Borough of Manhattan in New York City.

19.                 Governing Law. This Exchange Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions that would result in the application of the substantive laws of another state.

20.                 Section and Other Headings. The section and other headings contained in this Exchange Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Exchange Agreement.

21.                 Counterparts. This Exchange Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. Counterparts delivered electronically shall be deemed an original.

22.                 Expenses.  Except as may be expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Exchange Agreement; provided that the Company shall pay all processing and recordation fees payable to the Administrative Agent required in connection with this Exchange Agreement.

23.                 Notices. All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered personally or via email, (ii) the date of delivery, if sent by an internationally recognized courier, or (iii) three days after sending, if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses (or such other address as either party shall have specified by notice in writing to the other):

If to the Company:	Pulse Electronics Corporation
12220 World Trade Drive
San Diego, California 92128
Email: MBond@pulseelectronics.com
Attention: Michael C. Bond

If to the Holder:	To the address set forth on the signature page hereto.

24.                 Binding Effect. The provisions of this Exchange Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

25.                  Survival. All representations, warranties, agreements and covenants contained in this Exchange Agreement shall survive the Closing.

26.                 Entire Agreement. This Exchange Agreement, together with any exhibits and schedules thereto, constitutes the entire agreement among the parties pertaining to the exchange of securities as contemplated herein and supersedes any prior oral or written agreements, proposals or understandings among the parties hereto with respect to such matters.

27.                 Notification of Changes. Subject to Section 13 hereof, each party covenants and agrees to notify the other parties to this Exchange Agreement upon the occurrence of any event prior to the Closing that would cause any representation, warranty, or covenant of such party contained in this Exchange Agreement to be false or incorrect.

28.                  Severability. If any term or provision of this Exchange Agreement is held invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Exchange Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Holder, the Company and the Singapore Borrower have executed this Exchange Agreement as of the date first set forth above.

WOLVERINE FLAGSHIP FUND TRADING LIMITED

By: Wolverine Asset Management, LLC, its investment manager

Print or Type Name of Holder

/s/ Andrew R. Sujdak
Signature

Andrew R. Sujdak, Managing Director
Title and Authorized Person, if applicable

Taxpayer ID Number

Wolverine Flagship Fund Trading Limited
c/o Wolverine Asset Management, LLC
175 West Jackson Boulevard, Suite 340
Chicago, Illinois 60604
United States of America

Attention: Legal Department
Telephone: 312.884.3880
Facsimile: 312.884.4645
Email: convertsaccounting@wolvefunds.com

PULSE ELECTRONICS CORPORATION		PULSE ELECTRONICS (SINGAPORE) PTE. LTD.

By:	/s/ Michael C. Bond.	By:	/s/ Michael C. Bond
	Name: Michael C. Bond		Name: Michael C. Bond
	Title: Senior Vice President and		Title: Director
Chief Financial Officer